FOR IMMEDIATE RELEASE:

              United Financial Mortgage Corporation Acquires
                      Mortgage Service America, Inc.

   Chicago, IL - October 14, 1998 - United Financial Mortgage Corporation (CHX: "UFM"). of Oak Brook, IL today announced it had closed on its acquisition of Mortgage Service America, Inc. (MSA), of Lombard, IL. No terms were disclosed. As a part of the agreement, Mr. Leonard J. Giblin, President of Mortgage Service America, Inc. will enter into a three-year employment contract to remain as President of MSA.

   Mr. Joseph Khoshabe, President of United Financial Mortgage
   Corporation stated "The addition of MSA is expected to increase our average monthly loan volume by almost 70%. The MSA acquisition coupled with our additional warehouse lines should improve our ability to increase loan volume."

   United Financial Mortgage Corporation is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply on-line for a mortgage.

   This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.


   For Additional Information:
   Steve Khoshabe, Executive Vice President/CFO
   United Financial Mortgage Corporation
   630-571-7222
   www.ufmc.com
   sk@ufmc.com

   Spencer Maus, Director
   Dresner Corporate Services, Inc.
   312-726-3200, extension 205
   smaus@dresnerco.com